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                                                                      EXHIBIT 99


For Immediate Release

SWS Group To Record Pretax Charges
Company Cites Consolidation and Business Conditions

DALLAS, July 25, 2002 - SWS Group, Inc. (NYSE: SWS) announced today that it will record pretax charges of up to $21.7 million. The total charges will have a negative impact on SWS' book value per share of up to 82 cents.

Of the $21.7 million total, $6.4 million reflects the impact of consolidating and reorganizing certain business units and is comprised primarily of leasehold impairment and severance charges. SWS consolidated online brokerage operations to its headquarters building, exited an ancillary technology services business and closed an equity trading office in New Jersey. As a result of these actions, SWS expects to achieve annualized pretax savings of $4.7 million.

"We have taken decisive action to refocus on our core businesses and position SWS for renewed growth and profitability," said SWS Chairman and Chief Executive Officer Don A. Buchholz. "However, the short-term impact on our financial results will be negative." SWS is scheduled to release financial results on Tuesday, August 6, for its fiscal fourth quarter and year that ended in June.

Also included in the total are:

     o Up to $8.7 million to reflect operating losses and the impairment of the company's investment in Comprehensive Software Systems, Ltd.
          (CSS).

     o $2.0 million to settle litigation related to the company's prior trust operations.

SWS' management said business and market conditions deteriorated in the final weeks of the fiscal year after the company had appeared to be in a positive trend. The remaining $4.6 million of charges reflect the impact of worsening business conditions on the company's operations, including a loss of $1 million recorded on MCI-WorldCom bonds.

"On a more positive note," Mr. Buchholz said, "SWS Securities has notified regulators that the firm's books and records are officially on its new CSS technology platform and has given notice to the manufacturer to remove the mainframe equipment that is no longer needed."

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company's common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include SWS Securities, Inc., Mydiscountbroker.com, First

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Savings Bank and its online division MyBankUSA.com, SWS Financial Services,
Inc., SWS Capital Corporation and May Financial Corporation.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any forward-looking statements, including those regarding intent, belief or current expectations of the company or its management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, general economic conditions and competitive pressures in the markets in which the company operates, regulatory changes, one-time events and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

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CONTACT:  Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com
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